EXHIBIT 21.1

Subsidiaries of the Registrant

Jurisdiction of Incorporation	Corporate Name
Argentina	Portal Software Argentina S.R.L.*
Australia	Portal Software International Pty Limited
Bahrain	Portal Software Solutions, Inc. Branch of Bahrain*
Beijing	Portal Software (Asia Pacific) Limited Beijing Representative office
Brazil	Portal Software Brasil (Limitada)**
California	Portal International Holdings, Inc.
Canada	Portal Software Canada Inc.
Delaware	Portal Software Cayman Islands (U.S.) LLC*
Delaware	Portal Software Cayman Islands (U.S.) LP*
Delaware	Portal Software Cayman Islands (U.S.), Inc.*
Delaware	Portal Software Solutions, Inc.
Delaware	Portal Software Technology, Inc.
England and Wales	Portal Software (Europe) Limited
France	Portal Software France
Germany	Portal Software Germany GmbH
Germany	Portal Solution GmbH
Germany	Portal Software (Hamburg) GmbH
Hong Kong	Portal Software (Asia Pacific) Limited
India	Portal Information Technology India Private Limited
Italy	Portal Software Italia S.r.l.
Japan	Portal Software Japan K.K.
Kuala Lampur	Portal Software (Asia Pacific) Limited Malaysia Branch Office
Mexico	Portal Software Mexico, S. de R. L. de C.V.
The Netherlands	Portal Software Netherlands B.V.*
New Zealand	Portal Software Solutions, Inc. New Zealand Branch Office
Poland	Portal Software Poland Sp.z o.o
Shanghai	Portal Software (Asia Pacific) Limited***
Singapore	Portal Software (Asia Pacific) Limited Singapore Branch Office
South Africa	Portal Software Solutions, Inc. South Africa Branch
South Korea	Portal Software Korea Limited Company***
Spain	Portal Software Informática S.L.
Spain	Solution 42 Ibérica S.L.***
Sweden	Portal Software Sweden AB***
Sweden	Portal Software Solutions, Inc. Sweden Branch Office
Switzerland	Portal Software International Sàrl
Taiwan	Portal Software Taiwan Limited***

*	Subsidiary liquidated during fiscal 2006.

**	Subsidiary currently dormant.

***	Subsidiary currently going through liquidation process.